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                                                                   EXHIBIT 10(z)





                                        August 23, 2000

Mr. Allen Weintraub


Re:      Adjustment to Supplemental Retirement Benefit

Dear Allen:

         Effective as of the effective time of the merger contemplated by the Agreement and Plan of Merger between The MONY Group, Inc., MONY Acquisition Corp. and The Advest Group, Inc. (the "Merger Agreement"), The Advest Group, Inc. (the "Company") hereby agrees to amend the letter agreement between you and the Company, dated January 28, 1999 (the "Letter Agreement") that amended your employment agreement dated November 30, 1995. The Letter Agreement is amended as follows:

1. Post-Employment Services. The second to last sentence of Paragraph 2 of the Letter Agreement shall be eliminated in its entirety and replaced with the following sentence: "The amount of the benefit described in
         Section 7(a)(1) of the Employment Agreement shall be treated for all purposes to be an amount equal to $300,000."

2. Charitable Contributions. Paragraph 7 of the Letter Agreement shall be deleted in its entirety.

         This agreement shall be of no further force and effect in the event of the termination of the Merger Agreement prior to the effective time of the merger. This letter shall be binding upon the Company and its successors and shall inure to the benefit of your beneficiaries.

                                        Yours truly,



                                        /s/  Grant W. Kurtz
                                        Grant W. Kurtz
                                        Chief Executive Officer

Accepted and Acknowledged:


/s/  Allen Weintraub
-------------------------
Allen Weintraub